Exhibit 99.3

Collateral Pledge Agreement

Date: May 5, 2014

Las Vegas, Nevada

For value received and acknowledged, JA Energy, a Nevada Corporation (hereinafter called Borrower), 10010 Alta Drive, Suite 115, Las Vegas, NV 89145, promises to pledge pending patents for the Modular Electric Generator (MEG), Patent Application No. 61/909,919, Ref. No. 0348730-PROV3 and the Modular Distillation Unit and Ethanol Separating Apparatus, assigned serial number 14/272,358 to Mark DeStefano, 500 N. Rainbow Blvd., Suite 300, Las Vegas, NV 89107, and/or assignee(s) (hereinafter called Lender(s)).

This Collateral Pledge agreement is to serve as a guarantee to cover the $20,000 (principal) plus any unpaid interest on a loan made to JA Energy by the Lender and the interest on the $50,000 loan he made to the Company on April 4, 2014. Upon default of the $20,000 loan to the Lender, without notice, JA Energy irrevocably agrees convey their ownership in the aforementioned patents, to the Lender, to cover the amount of monies owed to the lender, which includes both principal and interest.

This pledge is to be construed in all respects and enforced according to the laws of the State of Nevada.

On behalf of JA Energy, my signature below indicates my understanding & acceptance of all of the above terms.

Borrower’s Signature

JA Energy

/s/ Barry Hall

_____________________

Barry Hall

Director/CFO